UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                   ---------------
                                                                 SEC FILE NUMBER
                                                                     0-25296
                                                                 ---------------
                          NOTIFICATION OF LATE FILING

(CHECK ONE): [_]Form 10-K [_]Form 20-F [_]Form 11-K [X]Form 10-QSB [_]Form N-SAR

                    For Period Ended: July 31, 1996
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

Aristo International Corporation
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Full Name of Registrant


The Astro-Stream Corporation
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Former Name if Applicable


152 West 57th Street
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Address of Principal Executive Office (Street and Number)


New York, NY  10019
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City, State and Zip Code


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

a.         [X]        The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

b.         [X]        The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
                      10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

c. The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                SEE ATTACHMENT A

                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                                 SEC 1344 (6/94)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Glenn P. Sblendorio          212             586-2400
        -----------------------------      -----       -------------------------
                   (Name)               (Area Code)       (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
        filed? If answer is no, identify report(s)          [X] YES   [_] No

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(3)     Is it anticipated  that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof?                                    [_] YES   [X] No


        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                        Aristo International Corporation
           ----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

        Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  September 16, 1996                          By /s/ Glenn P. Sblendorio
      ------------------                            --------------------------
                                                    Glenn P. Sblendorio
                                                    Chief Financial Officer

                                   FORM 12B-25

                                  ATTACHMENT A

                              PART III - NARRATIVE


The Form 10-QSB for the Registrant cannot be filed within the prescribed time period, because a change in the Chief Financial Officer of the Registrant prior to the due date of the Form 10-QSB has resulted in an inability to have the Form 10-QSB for the quarter ended July 31, 1996 completed during the prescribed time period.